Independent Auditors' Consent
                          -----------------------------

The  Board  of  Directors
Summit  Financial  Corporation

We consent to incorporation by reference in the registration statements on Form S-8 (No. 33-83538, 33-94962, and 33-94964) of Summit Financial Corporation of our report dated January 18, 2000, relating to the consolidated balance sheets of Summit Financial Corporation and subsidiaries (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 Annual Report on Form 10-K of the Company.


      /s/ KPMG LLP

Greenville,  South  Carolina
March  22,  2000